Exhibit 99.1

GENERAL ASSEMBLY STATE OF ILLINOIS
MICHAEL J. MADIGAN SPEAKER HOUSE OF REPRESENTATIVES		ROOM 300 STATE HOUSE SPRINGFIELD, ILLINOIS 62706
October 2, 2006

Honorable Rod Blagojevich
207 State House
Springfield, IL 62706

Dear Governor Blagojevich:

Two weeks ago the Illinois Commerce Commission announced the results of the state’s first power auction and it was terrible news for residential and small business electric consumers. Next year, those living in the ComEd service territory can expect rate hikes of at least 26%, those in the area served by Ameren face 45% increases and residents of the CILCO service area will see their bills jump 55%.

Ten years ago, Illinois electric rates were among the highest in the nation. In exchange for moving towards a deregulated electric market, utility companies consented to have rates rolled back by 20% and frozen. Legislators, consumer advocates, businesses and utility companies who supported the 1997 deregulation law had high hopes that a process had been set in motion which would lead the state towards a robust electric market that would use competition to set fair power prices.

It is now evident that, contrary to expectations in 1997, true competition has yet to develop in the Illinois power market and the outcome of the September power auction was not the intended result of the deregulation legislation. The auction, therefore, has become little more than a sham procedure for tremendously profitable utility companies to potentially turn already record earnings and profits into exorbitant gains for their executives and shareholders - at the expense of working families, senior citizens and those on fixed incomes.

In light of these facts, I write to ask that you take the extraordinary step of calling a special session of the Illinois General Assembly, to convene within the next seven days, for the purpose of considering legislation identical in content to House Bill 5766. This legislation would keep the current rate freeze in effect until 2010, giving more time for real competition to develop or for lawmakers to find a different way of ensuring that the state has a reliable power supply and fair pricing for consumers. It has the support of the Citizens Utility Board, AARP, Illinois Public Interest Research Group, the Environmental Law and Policy Center, IBEW Locals 15, 51 and 702, SEIU, Lt. Governor Pat Quinn and Attorney General Lisa Madigan.

I believe that time is of the essence and that we cannot afford to wait until the November veto session to consider this matter. With the new prices set to take effect on January 1, 2007, we must act quickly to ensure that all affected parties, including utility companies, businesses and, most importantly, residential customers, know who will supply the state’s electricity and at what prices.

It is my hope that you will give this request your prompt attention and due consideration. I believe it is imperative that we work together to pass meaningful legislation and prevent Illinois’ citizens from being victimized by unfair electric rate increases.

With kindest personal regards, I remain

    Sincerely yours,

    /s/ Michael J. Madigan

    Michael J. Madigan

C: Senate President Jones